UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 20, 2011 (May 17, 2011)

Date of Report (Date of earliest event reported)

Novo Energies Corporation

(Exact name of registrant as specified in its charter)

Florida	000-53723	65-1102237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Europa Place d'Armes, 750 Côte de Place d'Armes Suite 64, Montréal Qc H2Y 2X8 Canada
(Address of principal executive offices)

(514) 840-3697
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On May 17, 2011, Novo Energies Corporation (the “Company”) entered into a memorandum of understanding (the “Agreement”) with Immunovative Clinical Research, Inc. (“ICRI”), a Nevada Corporation and wholly-owned subsidiary of Immunovative Therapies, Ltd., an Israeli Corporation (“Immunovative”), pursuant to which the Company and ICRI shall pursue a merger resulting in the Company owning ICRI.  The parties have agreed to complete a definitive agreement and plan of merger contemporaneous with closing the transaction contemplated by the Agreement.  The Agreement shall remain in full force and effect until the earlier of (1) a consummation of the merger; or (2) the expiration of 150 days, unless otherwise extended by the parties.

Pursuant to the terms of the Agreement, the Company shall:
1.	Within 5 business days of the Agreement, remit a one-time non-refundable payment of US$65,000;
2.
Within 150 days of the Agreement, provide a firm commitment to secure a minimum of US$5,000,000 and a maximum of US$10,000,000, which shall dilute only current shareholders of the Company without affecting any post-merger capitalization to be agreed to between the Company and ICRI;

3.	Before closing, pay off all of its debts; and
4.	Before closing, be responsible for all investor and public relations activities and shall bear all expenses related thereto.

Pursuant to the terms of the Agreement, ICRI shall:
1.	Prior to closing, provide all of its intellectual property to the Company for review;
2.
At the time of closing, have hired additional qualified management so that, at the time of closing, the post-merger entity will be prepared to meet all of its obligations in connection with operating as a publicly traded company in the United States of America;

3.	At the time of closing, be responsible for the completion of an audit of the quality required by fully reporting companies in the United States of America;
4.	At the time of closing, be responsible for the licensing of marketing rights to all intellectual property.

During the term of the Agreement, ICRI shall deal exclusively with the Company and agrees that it shall not solicit nor furnish any information to any prospective buyer, commence or conduct negotiations with any other party.  While Immunovative is permitted to raise private funds, neither Immunovative nor ICRI will conduct due diligence with any other entities for public financing or for merger with a public company.

If the Company is successful in raising $5,000,000 in cash, then the shareholders of ICRI shall hold 83% of the outstanding shares of the post-merger entity on a fully-diluted basis.  The remaining 17% of the outstanding shares of the post-merger entity shall be held by the Company’s current shareholders of common stock.  However, 7% of all of the post-merger entity’s issued and outstanding shares shall be allocated to a qualified incentive stock option plan to recruit management.

If more than $5,000,000 is raised by the Company, then current shareholders of the Company shall retain a greater proportion the post-merger entity’s common stock.  Such final determination of proportionate share ownership shall be determined using a pre-merger value of ICRI of $41,500,000.

Upon closing, the Company shall institute a name change and symbol change to better reflect the new direction of the business.

The Agreement is attached as Exhibit 10.1 and is incorporated herein by reference.

The press release announcing the Agreement is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01                      Other Events.

On May 19, 2011, the Company  issued a press release entitled “Novo Energies Corp. Enters into a Memorandum of Understanding to Acquire Biotech Firm Immunovative Clinical Research Inc.”  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits.

Exhibits.

10.1	Memorandum of Understanding between Novo Energies Corporation and Immunovative Clinical Research, Inc. dated May 16, 2011.
99.1	Press release entitled “Novo Energies Corp. Enters into a Memorandum of Understanding to Acquire Biotech Firm Immunovative Clinical Research Inc.” dated May 19, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

 NOVO ENERGIES CORPORATION

By: /s/ Antonio Treminio
Antonio Treminio
Chief Executive Officer

May 20, 2011